Exhibit 99.1


Titan Ventures Forms Strategic Partnership With InterWorld February 19, 2002 09:02:00 AM ET

J Net and Titan Chart Course for Potential Merger of Subsidiaries; Initial Efforts to Focus on CRM for Distributed Commerce Applications

DALLAS, Feb. 19 /PRNewswire/ -- Titan Ventures L.P. today announced it has Formed a strategic partnership with InterWorld(R) Corporation (OTC Bulletin
Board: ITWRE), a leading provider of enterprise commerce software solutions, under which a Titan subsidiary will become the exclusive channel partner for InterWorld products.

Reagan Lancaster, CEO of Titan, said that the agreement "is the first in a Series of planned industry relationships and software IP acquisitions that will be made by Telluride Technologies, Inc., a newly formed Titan subsidiary."

Through Telluride, which will be Titan's customer relationship management
(CRM)unit, Titan will provide new revenue streams with a proven software management team that will enable InterWorld to continue product development and support for its existing customer base.

Upon the achievement of certain defined milestones, Telluride will earn-in a percentage of equity in InterWorld, up to a point at which the companies will merge, which would combine the leading technology and customer base of InterWorld with the sales and marketing expertise of Titan Ventures.

"These are truly powerful applications," Lancaster said. "InterWorld's technology goes beyond anything we've seen in the CRM space, with solutions that extend existing order management systems to provide complete visibility and functionality across channels, company divisions, suppliers and business partners.

"We intend to put our reputable sales and marketing skills to work to capture a large share of what is estimated to be a $16 billion marketplace by 2005," he added.

Allan R. Tessler, chairman of InterWorld and J Net Enterprises J,
InterWorld's parent company, said: "Titan will provide InterWorld with one of the software industry's most successful executive sales and marketing teams, and enable both companies to capitalize on what continues to be a very lucrative market opportunity."

According to Michael Donahue, co-founder, vice-chairman and CEO of InterWorld, the partnership represents "a significant milestone for everyone at InterWorld who has worked to develop and refine a superior product set and support our customers' business objectives. The combination of our organizations will create a new playing field in the CRM market."

Titan was launched last October to help breathe new life into high-value, cutting-edge software IP that has experienced difficulties getting to market due to the economic slump.

"We are also in discussions with several other companies to acquire additional CRM software IP," noted Claudio Osorio, Titan co-founder and president. "The potential combination of these companies represents an investment of more than $300 million in software development."

Telluride plans to aggressively grow sales of InterWorld's recently released Commerce Exchange(TM) 5.0 product suite (Distributed Order Management, Distributed Commerce Broker, and Distributed Workflow Management), according to Lancaster. Version 5.0 is InterWorld's most comprehensive software suite to Date and is Java 2 Enterprise Edition (J2EE) compliant.

"InterWorld's latest release is based on hundreds of thousands of man- hours of experience gleaned through its installed base of high-volume distributed order management systems," Lancaster said.

With Release 5.0, the order management system has been extended into a full-Blown distributed transaction management system. The backend integration is Tracked across dissimilar legacy systems throughout the order cycle via a Transaction state engine that records transactions between systems, allowing customers to track their orders throughout the complete workflow.

"Users will benefit from a single view of the customer, significantly improved b-to-b communications, fast time to deployment and a rapid return on investment," Lancaster said.

Over the past several months, InterWorld has taken steps to strengthen its position in the current business climate. The company has significantly reduced operating expenses while refocusing its resources on product development, customer support, and sales and marketing by signing this strategic reseller agreement. InterWorld and Telluride will continue to support a marquee customer base including companies such as Disney, Verizon, Okidata, Marks & Spencer, IKON, Burlington Coat Factory, Crane, MSC Industrial, Ann Taylor, Joseph A. Banks and others.

About InterWorld:
InterWorld Corporation, a 95% owned subsidiary of J Net Enterprises, Inc., is A leading provider of enterprise commerce software solutions including Customer relationship management, supplier relationship management, sales Channel management and business intelligence. The company targets businesses in specific industries such as retail, manufacturing, distribution, telecommunications and transportation. Founded in 1995, InterWorld is headquartered in New York, NY. InterWorld has assigned the licensing revenue under the Titan agreement to J Net as partial payment towards its secured indebtedness. Additional information about InterWorld is available at www.interworld.com .

About Titan Ventures L.P.:
Titan Ventures, L.P., founded in October 2001, is a privately held, self-Funded venture firm focused on changing the way software is developed, marketed and deployed. The company identifies and then acquires ownership of world-class enterprise and infrastructure software intellectual property (IP) designed for mission-critical business applications.

Titan creates and builds "next generation" software companies that are Focused on selling, installing and maintaining these systems, thereby avoiding the risks and costs associated with conventional methods of developing software from scratch. Unlike traditional venture firms, its executive team represents a wealth of software industry operations expertise across all major management functions, including strategy development, sales and marketing, finance, mergers and acquisitions, and technology evaluation, development and deployment. Additional information about Titan is available at www.titanventures.com .

InterWorld is a registered trademark of InterWorld Corporation. All company, product, and brand names are trademarks of their respective owners.

Safe Harbor Statement:
This press release contains or may contain forward-looking statements such as statements regarding InterWorld's future growth and profitability, growth strategy and trends in the industry in which it operates. These forward-looking statements are based on InterWorld's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ significantly from these expressed or implied by such forward-looking statements are the failure of our products to be accepted in the Internet commerce market, the intense competition in our industry, technological change, our reliance on systems integration companies to sell and implement our products, our need to attract significant new clients each year, our ability to modify our products and market them internationally, the potential need for additional financing, the risk that our proprietary rights may not be fully protected, as well as the other risk factors affecting InterWorld detailed from time to time in the documents it has filed with the Securities and Exchange Commission.